Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 8, 2026, with respect to the consolidated financial statements of Inventiva S.A. and subsidiary, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Paris La Défense, France
June 2, 2026

Philippe Jacques Grandclerc

/s/ KPMG S.A.